Exhibit 13.1

CERTIFICATIONS OF MITTAL STEEL COMPANY N.V.’S CHIEF EXECUTIVE OFFICER

AND CHIEF FINANCIAL OFFICER PURSUANT TO RULE 13(a)-14(b) UNDER THE

EXCHANGE ACT AND SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED

STATES CODE

In connection with the Annual Report on Form 20-F/A of Mittal Steel Company N.V. (the “Company”) for the year ended December 31, 2006 as filed with the Securities and Exchange Commission (the “Report”), Mr. Lakshmi N. Mittal, as Chief Executive Officer of the Company, and Mr. Aditya Mittal, as Chief Financial Officer, Member of the Group Management Board, Flat Products Americas of the Company, each hereby certifies that, to the best of his knowledge and belief:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LAKSHMI N. MITTAL
Mr. Lakshmi N. Mittal

Chairman of the Board of Directors and Chief Executive Officer of Mittal Steel Company N.V.

July 3, 2007

/s/ ADITYA MITTAL
Mr. Aditya Mittal

Chief Financial Officer, Member of the Group Management Board, Flat Products Americas of Mittal Steel Company N.V.

July 3, 2007

This certification is furnished as an exhibit to the Report and accompanies the Report pursuant to Rule 13(a)-14(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act.